Exhibit 99.1

Contact:	Kenneth R. Meyers, Executive Vice President – Finance – U.S. Cellular
(773) 399-8900 kmeyers@uscellular.com

Nicole J. Schoenberg, Manager, Communications – Telephone and Data Systems, Inc.
(312) 592–5379 nicole.schoenberg@teldta.com

U.S. CELLULAR TO EXCHANGE WIRELESS ASSETS WITH ALLTEL

Transaction strengthens U.S. Cellular’s Midwest strategic footprint

CHICAGO – Sept. 12, 2005 – United States Cellular Corporation (AMEX: USM) announces that it has entered into a definitive agreement with a subsidiary of Alltel Corporation (NYSE: AT) to exchange 850 MHz cellular properties that will enhance the operations of both companies. Under the agreement, U.S. Cellular will acquire fifteen Rural Service Area (RSA) markets in Kansas and Nebraska.  Alltel will acquire two RSA markets in Idaho and receive $50 million in cash, subject to working capital adjustments. This transaction is subject to regulatory review and is expected to close in the fourth quarter of 2005.

“This transaction is another example of executing on our corporate strategy,” said John E. Rooney, president and chief executive officer of U.S. Cellular. “While it has been a pleasure to serve our Idaho customers, these markets are not contiguous to our Northwest operations and therefore not in line with our strategy. This transaction will allow us to strengthen our competitive position in the Midwest by improving our regional footprint. We look forward to offering our customers even better local and regional calling plans that encompass a broader area than we’ve been able to provide in the past.”

Upon closing the transaction, U.S. Cellular will acquire six markets in Kansas and nine markets in Nebraska. The Kansas markets are RSA 3, 4, 8, 9, 10 and 14. The Nebraska markets are RSA 2 through 10. As of June 30, the Kansas and Nebraska markets represented a total population of 1.4 million and total customers of approximately 146,000 of which 125,000 were retail customers. In the first half of 2005, revenues for the markets totaled $40.2 million.

The Idaho markets to be acquired by Alltel — RSA 5, 6 and fill-in areas within RSA 3 — represented a total population of 493,000 and approximately 91,000 customers, of which 90,000 were retail customers.  Revenues for the Idaho markets totaled $24.9 million in the first half of 2005.

As of June 30, U.S. Cellular Corporation, the nation’s sixth largest wireless service carrier, provided wireless service to 5.2 million customers in 25 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high quality network.

Falkenberg Capital Corporation of Denver, Colo. represented U.S. Cellular in this transaction.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: changes in circumstances or events that may affect the ability of the company to successfully launch operations in the licensed areas included in the AT&T Wireless transaction completed in August 2003; the ability of the company to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which the company operates; changes due to industry consolidation; advances in telecommunications technology; changes in the telecommunications regulatory environment; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; pending and future litigation; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in the company’s markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents filed with the Securities and Exchange Commission.

U.S. Cellular’s web site is www.uscellular.com

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